                                                                   Exhibit 11.2

                                   IRIDIUM LLC
                 (A Development Stage Limited Liability Company)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (in thousands except Member Interest data)

                                                                 THREE MONTHS ENDED MARCH 31,
                                                         --------------------------------------------
                                                                 1998                    1999
                                                         --------------------    --------------------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                                   $         203,566       $         505,401

Preferred dividend requirement                                         1,447                   1,668
                                                         --------------------    --------------------

Net loss applicable to class 1 interests                   $         205,013       $         507,069
                                                         ====================    ====================

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding                  141,227,834             146,781,298

     Assumed exercise of options and warrants                     18,219,622              17,209,062

     Assumed conversion of Series A Class 2 Interest                 738,679                 851,751
                                                         --------------------    --------------------

Average number of Class 1 Interests assumed to be
     outstanding, assuming dilution                              160,186,135             164,842,111
                                                         ====================    ====================

NET LOSS PER CLASS 1 INTEREST:

Basic (1)                                                  $            1.45       $            3.45

Diluted (2)                                                $            1.28       $            3.08


(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a)
    (11).